Exhibit 4.3

Grayscale Digital Large Cap Fund LLC

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Amendment No. 2 to the

Second Amended and Restated Limited Liability Company Agreement of

Grayscale Digital Large Cap Fund LLC

This Amendment No. 2 (the "Amendment") to the Second Amended and Restated Limited Liability Company Agreement dated March 7, 2018, as amended by Amendment No. 1 thereto (the "LLC Agreement") of Grayscale Digital Large Cap Fund LLC (the "Fund") is made on July 30, 2021 by Grayscale Investments, LLC as the sole manager of the Fund (the "Manager").  All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the LLC Agreement.

Recitals

A.

The LLC Agreement, pursuant to Section 9.1(a), may be amended by the Manager in its sole discretion without the consent of Shareholders in order to effect a change that does not materially adversely affect the interests of Shareholders; and

B.	The Manager wishes to amend the LLC Agreement to clarify the rights of Shareholders of the Fund, with such Amendment to be effective immediately as of the date hereof.

Operative Provisions

1.	Amendment: The Manager hereby amends Section 6.4 (Derivative Actions) of the LLC Agreement as follows (with ~~strike through~~ representing deletions and double underling representing additions):

(i)Subject to any other requirements of applicable law, no Shareholder shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Fund unless two or more Shareholders who (i) are not Affiliates of one another and (ii) collectively hold at least 10% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding. This Section 6.4 shall not apply to any derivative claims brought under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

2.

Binding Effect:  This Amendment, memorializing an amendment duly adopted pursuant to the terms of the LLC Agreement and executed by the Manager in accordance with the provisions of Section 9.1 shall be binding on the Company, the Manager and all members with immediate effect.

3.	Confirmation of LLC Agreement: Except as otherwise expressly provided in this Amendment, all of the terms of the LLC Agreement shall remain unchanged and continue in full force and effect.
4.	Governing Law: This Amendment shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as a deed on the date first set forth above

Grayscale Investments, LLC

as Manager

By:

/s/ Michael Sonnenshein

Name: Michael Sonnenshein

Title: Chief Executive Officer